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                              PUBLIC STORAGE, INC.
          EXHIBIT 11 - STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE



                                   Exhibit 11
                                                                 For the Three Months Ended
Earnings Per Share:                                                      March 31,
-------------------
                                                                   2005             2004
                                                              ------------------ --------------
                                                                (amounts in thousands, except
                                                                           per share data)

Net income..................................................      $    96,411      $    69,067

Less: Cumulative Preferred Stock Dividends:
   9.50% Cumulative Preferred Stock, Series D...............                -             (713)
   10.00% Cumulative Preferred Stock, Series E..............             (457)          (1,372)
   9.75% Cumulative Preferred Stock, Series F...............           (1,401)          (1,401)
   8.25% Cumulative Preferred Stock, Series K...............                -             (501)
   8.25% Cumulative Preferred Stock, Series L...............                -           (1,818)
   8.75% Cumulative Preferred Stock, Series M...............                -           (1,230)
   8.60% Cumulative Preferred Stock, Series Q...............           (3,709)          (3,709)
   8.00% Cumulative Preferred Stock, Series R...............          (10,200)         (10,200)
   7.875% Cumulative Preferred Stock, Series S..............           (2,830)          (2,830)
   7.625% Cumulative Preferred Stock, Series T..............           (2,900)          (2,900)
   7.625% Cumulative Preferred Stock, Series U..............           (2,860)          (2,860)
   7.50% Cumulative Preferred Stock, Series V...............           (3,234)          (3,234)
   6.50% Cumulative Preferred Stock, Series W...............           (2,153)          (2,153)
   6.45% Cumulative Preferred Stock, Series X...............           (1,935)          (1,935)
   6.85% Cumulative Preferred Stock, Series Y...............             (685)            (678)
   6.25% Cumulative Preferred Stock, Series Z...............           (1,758)            (508)
   6.125% Cumulative Preferred Stock, Series A..............           (1,761)               -
   7.125% Cumulative Preferred Stock, Series B..............           (1,937)               -
   6.60% Cumulative Preferred Stock, Series C...............           (1,898)               -
   6.18% Cumulative Preferred Stock, Series D...............             (695)               -
                                                              ------------------ --------------
Total preferred dividends...................................          (40,413)         (38,042)
   Allocation of income to preferred shareholders based on
   redemptions of preferred stock (a).......................           (1,904)          (3,723)
                                                              ------------------ --------------
Total net income allocated to preferred shareholders........       $  (42,317)     $   (41,765)
                                                              ================== ==============

Total net income allocable to common shareholders...........       $   54,094      $    27,302

Allocation of net income to common shareholders by class:
      Net income allocable to shareholders of the Equity
       Stock, Series A......................................       $    5,375      $     5,375
      Net income allocable to shareholders of common stock..           48,719           21,927
                                                              ------------------ --------------
                                                                   $   54,094      $    27,302
                                                              ================== ==============

Weighted average common shares and equivalents outstanding:
   Basic weighted average common shares outstanding.........          128,586          127,182

   Net effect of dilutive stock options and restricted
     stock units - based on treasury stock method using
     average market price...................................             589             1,508
                                                              ------------------ --------------
   Diluted weighted average common shares outstanding.......          129,175          128,387
                                                              ================== ==============

Basic and diluted earnings per common and common equivalent
   share (a)................................................       $     0.38      $      0.17
                                                              ================== ==============

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(a) See Note 2 to the Company's consolidated financial statements regarding "Net
    Income per Common Share" and the underlying discussion on Emerging Issues Task Force Topic D-42.

Note: There are no securities outstanding which would have an anti-dilutive effect upon earnings per common share for each of the three months ended March 31, 2005 and 2004.

                                  Exhibit 11